Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made this 28th day of April, 2014, by and between Southside Bank (the “Bank”) and Southside Bancshares, Inc. (the “Corporation”) and T.L. Arnold (the “Employee”).  When applicable, Bank shall include Southside Bancshares, Inc. and any wholly-owned subsidiary of the Bank.

RECITALS

WHEREAS, Employee is currently employed by OmniAmerican Bancorp, Inc., a Maryland corporation (“OmniAmerican”) and has entered into an Amended and Restated Change in Control Agreement dated August 23, 2012 (the “Change in Control Agreement”) with OmniAmerican; and

WHEREAS, concurrently with the execution of this Agreement, the Corporation is entering into an Agreement and Plan of Merger pursuant to which OmniAmerican will merge with and into the Corporation (the “Merger”); and

WHEREAS, effective as of and contingent on the closing of the transactions contemplated by the Merger Agreement (the “Effective Date”), Employee desires to commence employment with Bank/Corporation; and

WHEREAS, during his employment with the Bank/Corporation, Employee will establish and maintain relations and contacts with the clients, employees, and suppliers of Bank/Corporation, all of which constitute valuable goodwill of Bank’s and Corporation’s business; and

WHEREAS, during his employment with the Bank, Employee will learn and will have access to important Confidential Information and Trade Secrets (as defined herein) related to the  Bank’s and Corporation’s business; and

WHEREAS, Employee and Bank/Corporation desire to enter into this Agreement, which shall supersede and replace the Change in Control Agreement in all respects as of the Effective Date, in order to memorialize the terms and conditions of Employee’s employment with Bank/Corporation.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Bank, the Corporation and the Employee hereby agree as follows:

1.                                      Employment.  Subject to the Employee being an active employee of OmniAmerican in good standing immediately prior to the Effective Date, the Bank will employ the Employee on the Effective Date as Executive Vice President & Senior Credit Officer — North Texas Region of the Bank, subject to the terms and subject to the conditions contained in this Agreement.  The Employee agrees to provide full-time services for the Bank during the term of this Agreement.  The Employee agrees to devote his best efforts to the business of the Bank, and shall perform his duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of the Bank.  Notwithstanding the above, the Employee may engage in other business interests or investments which do not conflict with the interests of Bank or materially prevent the Employee from performing his contemplated services hereunder on behalf of the Bank.

2.                                      Duties.    In his capacity as Executive Vice President & Senior Credit Officer — North Texas Region of the Bank, the Employee shall have such responsibilities and shall render such services as shall be assigned to him from time to time by the Chief Executive Officer of the Bank.  The Employee’s duties may, from time to time, be changed or modified at the discretion of the Chief Executive Officer.

3.                                      Employment Term.  Unless earlier terminated herein in accordance with Section 5 hereof, the Employee’s employment shall be for a three (3) year term (the “Initial Term”), beginning on the Effective Date.  Beginning on the first anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, Employee’s employment with Bank shall, without further action by the Employee or the Bank, be extended by an additional one-year period (with any such extended period being referred to as the “Extended Term”); provided, however, that either party may cause Employee’s employment to cease to extend automatically by giving written notice to the other party not less than ninety (90) days prior to the next annual anniversary of the Effective Date (a “Notice of Non-Renewal”).  Following a Notice of Non-Renewal, Employee’s employment shall terminate upon the expiration of the Initial Term or the then-current Extended Term, including any prior extensions.  Upon termination of Employee’s employment due to a Notice of Non-Renewal, the restrictive covenants contained in Section 9 shall not apply following termination of Employee’s employment, and neither the Corporation or the Bank shall be obligated to make any severance payments or benefits to Employee under Sections 6(b)(i) or 6(b)(ii).  For purposes of this Agreement, the entire period of Employee’s employment shall be referred to as the “Employment Period.”

4.                                      Compensation and Benefits.

(a)                                 Base Salary.  As of the Effective Date of this Agreement, the Bank agrees to pay the Employee during the term of this Agreement an initial base salary of $210,000 per year (the “Base Salary”), payable in accordance with Bank’s normal payroll practices with such payroll deductions and withholdings as are required by law.   The Employee’s Base Salary shall be reviewed no less frequently than annually by the Compensation Committee of the Board of Directors of the Corporation (the “Compensation Committee”).  During the term of this Agreement, it is agreed that Bank/Corporation may not reduce Employee’s base salary in any calendar year by an amount in excess of five (5%) percent of the base salary unless such reduction is part of a general reduction in compensation among employees of the same or similar category.

(b)                                 Annual Incentive. During the Employment Period, Employee will be entitled to participate in the Bank’s annual incentive program, pursuant to which he will have an opportunity to receive an annual cash bonus based upon the achievement of performance goals established from year to year by the Compensation Committee of the

Board (such bonus earned at the stated “target” level of achievement being referred to herein as the “Target Bonus”).

(c)                                  Equity Awards.  During the Employment Period, Employee will be eligible for grants, under the Corporation’s 2009 Incentive Plan (or any successor plan), of stock options or other stock-based awards as the Corporation generally makes to senior officers of the Bank (“Peer Officers”), having terms and determined in the same manner as awards to other Peer Officers.  Nothing herein requires the Board to make grants of options or other awards in any year.  Without limiting the foregoing, within 30 days following the Effective Date, the Corporation will grant to Employee the following stock-based rights:

(i)                                     Incentive stock options to purchase the Corporation’s common stock, having a value equal to 10% of the Employee’s Base Salary (with the value of such options determined by a Black-Scholes valuation as of the date of grant), subject to four-year vesting; and

(ii)                                  Restricted stock units representing the right to receive shares of Corporation’s common stock, having a value equal to 10% of the Employee’s Base Salary (with the value of such restricted stock units determined based on the closing price of the Corporation’s common stock as of the date of grant), subject to four-year vesting.

(d)                                 Savings and Retirement Plans.  During the Employment Period, Employee shall be entitled to participate in all savings and retirement plans, practices, policies and programs available to Peer Officers, and on the same basis as such Peer Officers.

(e)                                  Welfare Benefit Plans.  During the Employment Period, the Employee and the Employee’s eligible dependents shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Bank or Corporation and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”) to the extent applicable generally to Peer Officers.

(f)                                   Fringe Benefits.  During the Employment Period, to the extent approved by the Board of Directors, the Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Bank or Corporation and its affiliated companies on the same basis as other Peer Officers.

(g)                                  Vacation.  During the Employment Period, the Employee will be entitled to such period of paid vacation as may be provided under any plans, practices, programs and policies of the Bank and its affiliated companies available to other Peer Officers.

(h)                                 Reimbursement of Expenses.  During the Employment Period, the Bank shall reimburse the Employee in accordance with Bank’s expense reimbursement policies for all reasonable, ordinary and necessary business expenses incurred by the Employee in the course of his duties conducted on behalf of the Bank.  In addition, the Bank may pay the Employee’s annual dues at a local country club, and expenses related to the Employee’s use of such country club for matters related to the business of the Bank.  The Bank shall also reimburse Employee’s reasonable expenses for continuing education courses necessary to maintain any certifications or licenses Employee may hold.

5.                                      Termination of Employment.  The Employee’s employment with the Bank may be terminated at any time by either party for the reasons set forth in this Section 5.

(a)                                 Termination by the Employee.  Employee may terminate his employment during the Employment Period for Good Reason or for no reason.  For the purpose of this Agreement, “Good Reason” shall mean:

(i)                                     Without the Employee’s express written consent, the assignment to the Employee of any duties or responsibilities inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as in effect of the Effective Date, or any other action by the Bank which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Bank promptly after receipt of notice thereof given by the Employee;

(ii)                                  A reduction by the Bank or Corporation in the Employee’s Base Salary;

(iii)                               The failure by the Bank or Corporation (a) to continue in effect any compensation plan in which the Employee participates as of the Effective Date that is material to the Employee’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (b) to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants;

(iv)                              Any failure of the Bank or Corporation to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 13(a) hereof;

(v)                                 The material breach by the Bank or Corporation of any other provision of this Agreement; or

(vi)                              A relocation of the Employee’s principal place of employment by more than 30 miles from its location as of the Effective Date without the Employee’s consent.

A termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Bank written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event), and there shall have passed a reasonable time (not less than 30 days) within which the Bank may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive.  Good Reason shall not include Executive’s death or Disability or Retirement.

(b)                                 Termination by the Bank.  The Bank may terminate the Employee’s employment during the Employment Period with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)  Employee’s material failure to perform Employee’s duties with the Bank (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for performance is delivered to Employee by the Bank which specifically identifies the manner in which the Bank believes that Employee has intentionally and materially failed to perform Employee’s duties; or

(ii)  Employee’s engaging in any illegal conduct or misconduct that is materially and demonstrably injurious to the Bank, its financial condition, or its reputation; or

(iii)  Employee’s engaging in any act or omission that constitutes, on the part of the Employee, fraud, theft, misappropriation, embezzlement, breach of fiduciary duty or dishonesty; or

(iv)  Entry of an order by any state or federal regulatory agency either removing Employee from Employee’s position with the Bank or its affiliates or prohibiting Employee from participating in the conduct of the affairs of the Bank or any of its affiliates; or

(v)  Employee’s failure to cure a material breach of any provision of this Agreement after a written demand for cure is delivered to Employee by the Bank.

Termination for Cause shall only occur after the Board, in its sole and absolute discretion, has made a full and thorough determination of “Cause.”

Additionally, Employee’s employment may be terminated by Bank as a result of a Change in Control, as defined in Section 7 hereof.  Such a termination of employment shall be treated the same as a termination without Cause for purposes of Section 6 of this Agreement.

(c)                                  Death, Retirement or Disability.  The Employee’s employment shall terminate automatically upon the death or Retirement of the Employee during the

Employment Period.  For purposes of this Agreement, “Retirement” shall mean normal retirement as defined in the Bank’s or Corporation’s then-current retirement plan, or if there is no such retirement plan, “Retirement” shall mean voluntary termination after attaining age 65.  If the Bank determines in good faith that the Disability of the Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Employee written notice of its intention to terminate the Employee’s employment.  In such event, the Employee’s employment with the Bank shall terminate effective on the 30th day after receipt of such written notice by the Employee (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties.  For purposes of this Agreement, “Disability” shall mean the inability of the Employee, as determined by the Board, to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

(d)                                 Notice of Termination.  Any termination by the Bank for Cause, or by the Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(c) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) specifies the termination date.  The failure by the Employee or the Bank to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Bank, respectively, hereunder or preclude the Employee or the Bank, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Bank’s rights hereunder.

(e)                                  Date of Termination.  “Date of Termination” means (i) if the Employee’s employment is terminated by the Bank for Cause, or by the Employee for Good Reason, the date of termination as specified in the Notice of Termination, (ii) if the Employee’s employment is terminated by the Bank other than for Cause, the Date of Termination shall be either the date on which the Bank notifies the Employee of such termination or a date otherwise specified by the Bank, (iii) if the Employee’s employment is terminated by reason of death, Retirement or Disability, the Date of Termination shall be the date of the death or Retirement of the Employee or the Disability Effective Date, as the case may be, and (iv) if the Employee’s employment is terminated by the Employee without Good Reason, the Date of Termination shall be at least two (2) weeks from the date that the Employee notifies the Bank of his resignation (during which two (2) week period Employee may be required, in the discretion of Bank, to continue to perform services on behalf of Bank)..

6.                                      Obligations of the Bank upon Termination.

(a)                                 Termination by Employee without Good Reason; Termination by Bank with Cause.  If, during the Employment Period, the Employee terminates his employment without Good Reason or the Bank terminates Employee’s employment with Cause, Employee shall be entitled to receive his accrued but unpaid Base Salary up to and including the Date of Termination as well as all previously vested benefits.  Employee shall not be entitled to receive any additional compensation or benefits from Bank.

(b)                                 Termination by the Bank without Cause; Termination Resulting from a Change in Control; Termination by Employee for Good Reason. If, during the Employment Period, the Bank terminates the Employee’s employment without Cause (excluding termination for death, Retirement or Disability) or as a result of a Change in Control (as defined in Section 7 of this Agreement), or the Employee terminates his employment for Good Reason, and then only provided that Employee executes and does not revoke a release in substantially the form of Exhibit A hereto (the “Release”), the following shall occur:

(i)                                     the Bank shall provide to the Employee in a single lump sum cash payment within 60 days after the Date of Termination (except as otherwise specifically set forth below or as may required by Section 13(c) hereof), the aggregate of the following amounts, to the extent not previously paid to the Employee:

(a) the Employee’s accrued but unpaid Base Salary through the Date of Termination;

(b) the Bank shall pay to Employee a pro-rata Target Bonus for the year in which the date of termination occurs (the “Prorata Target Bonus”), the calculation and payment of which shall depend upon when the date of termination occurs, as follows:

A.                                    if the date of termination occurs (i) following a Change in Control and during the same calendar year in which the Change in Control occurs or (ii) prior to the closing of a pending event that results in a Change in Control and during the same calendar year in which the Change in Control occurs, the Prorata Target Bonus shall equal the product of (x) Employee’s Target Bonus for the year of termination, and (y) a fraction, the numerator of which is the number of days in the calendar year through the date of termination, and the denominator of which is 365; and such Prorata Target Bonus shall be paid a single lump sum cash payment within 30 days after the date of termination (or any later date that may be required by Section 13(c) hereof);

B.                                    if the termination is not in connection with a Change in Control or the date of termination occurs after the end of the calendar year in which a Change in Control occurs, the Prorata Target Bonus shall equal product of (x) the amount Employee would have earned, if any, under the annual incentive bonus plan for the year of termination based on actual financial performance (as if the sole performance metrics were the financial performance metrics) for such calendar year, and (y) a fraction, the numerator of which is the number of days in the calendar year through the date of termination, and the denominator of which is 365; and such Prorata Target Bonus shall be paid a single lump sum cash payment at the time such bonus awards are normally paid for such calendar year (or any later date that may be required pursuant to Section 13(c) hereof);

(c) any accrued pay in lieu of unused vacation (in accordance with the Bank’s vacation policy);

(d) unless the Employee has a later payout date that is required in connection with the terms of a deferral plan or agreement, any vested compensation previously deferred by the Employee (together with any amount equivalent to accrued interest or earnings thereon); and

(e) a severance payment equal to the monthly salary for the remainder of the Initial Term or the then-current Extended Term, whichever is applicable, provided, however, that if the Date of Termination occurs within two years after the occurrence of a Change of Control, an additional severance payment in an amount equal to one times the Employee’s Base Salary in effect as of the Date of Termination shall also be payable;

(ii)                                  all grants of stock options and other equity awards granted by the Bank or Corporation and held by the Employee as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination and, to the extent necessary, this Agreement is hereby deemed an amendment of any such outstanding stock option or other equity award; and

(iii)                               to the extent not theretofore paid or provided, the Bank shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice of the Bank to the extent provided to Peer Officers prior to the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(c)                                  Death.  If the Employee’s employment is terminated by reason of Employee’s death during the Employment Period, then this Agreement will terminate without further obligations to Employee, other than for payment to Employee’s estate or beneficiaries of (i)Employee’s accrued but unpaid Base Salary up to and including the Date of Termination, (ii) a Pro-Rata Target Bonus for the year in which the Date of

Termination occurs, which shall be calculated in a manner consistent with Section 6(b)(i)(b)(B) and the payment of which shall depend upon the Date of Termination, and (iii) Other Benefits.  Employee’s estate or beneficiaries shall not be entitled to receive any additional compensation or benefits from Bank.  With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 6(c) shall include, without limitation, death and other benefits under such plans, programs, practices and policies relating to death, if any, as are applicable to Employee on the Date of Termination.

(d)                                 Retirement.  If Employee’s employment is terminated by reason of Employee’s Retirement during the Employment Period, this Agreement shall terminate without further obligations to Employee, other than for payment of accrued but unpaid Base Salary up to and including the Date of Termination and the timely payment or provision of Other Benefits.  With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 6(d) shall include, without limitation, and Employee shall be entitled after the Date of Termination to receive, retirement and other benefits under such plans, programs, practices and policies relating to retirement, if any, as are applicable to Employee on the Date of Termination.

(e)                                  Disability. If the Employee’s employment is terminated by reason of Employee’s Disability during the Employment Period, then this Agreement will terminate without further obligations to Employee, other than for payment of Employee’s accrued but unpaid Base Salary up to and including the Date of Termination as well as Other Benefits.  Employee shall not be entitled to receive any additional compensation or benefits from Bank.  With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 6(e) shall include, without limitation, and Employee shall be entitled after the Date of Termination to receive, disability and other benefits under such plans, programs, practices and policies relating to disability, if any, as are applicable to Employee on the Date of Termination.

(f)                                   Expiration of Employment Period.  If the Employee’s employment shall be terminated due to the expiration of the Employment Period as provided for in Section 3, this Agreement shall terminate without further obligations to the Employee, other than for payment of Employee’s accrued but unpaid Base Salary up to and including the Date of Termination and the timely payment or provision of Other Benefits.  Employee shall not be entitled to receive any additional compensation or benefits from Bank.

(g)                                  Internal Revenue Code Section 280G.

(i)  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Bank to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment” would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to the Employee, a calculation shall be made comparing (i) the net benefit to the Employee of the Payment after payment of the Excise Tax, to (ii) the net benefit to the Employee if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax.  If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”).  In that event, the Employee shall direct which Payments are to be modified or reduced.

(ii)  Unless otherwise agreed upon by the Bank and the Employee, all determinations required to be made under this Section 6(e), including the assumptions to be used in arriving at such determination, shall be made by an independent accounting firm mutually acceptable to the Bank and the Employee (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Bank and the Employee within 15 business days of the receipt of notice from the Employee that there has been a Payment, or such earlier time as is requested by the Bank.  All fees and expenses of the Accounting Firm shall be borne solely by the Bank.  Any determination by the Accounting Firm shall be binding upon the Bank and the Employee

(h)                                 Limitation of Benefits.  Notwithstanding any other provision of this Agreement, nothing shall obligate the Bank to make any payment to the Employee that is prohibited by the provisions of 12 U.S.C. § 1828(k) or the implementing regulations of the FDIC; provided, however, the Bank shall exercise commercially reasonable efforts to obtain the approval of the Board of Governors of the Federal Reserve System, and the concurrence of the FDIC, to make the payments provided herein (or, to the extent that they will not approve payment in full, such lesser portion as shall be acceptable to them).

7.                                      Change in Control.  For purposes of this Agreement, “Change in Control” shall mean the occurrence of any one of the following:  a Change in the Actual Control, as described in Section 7(i), a Change in Effective Control, as described in Section 7(ii), or a Change in the Ownership of Assets, as described in Section 7(iii).

(i)                                     Change in Actual Control shall mean the acquisition by any one person, or more than one person acting as a group (as defined in subsection (iv), below) of ownership of stock of the Corporation or Bank that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation or Bank. However, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Corporation or Bank, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of the Corporation or Bank (or to cause a change in the effective control of the Corporation or Bank (within the meaning of Section 7(a)(ii). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation or Bank acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section.

(ii)                                  Change in Effective Control shall mean: (A) The acquisition by any one person, or more than one person acting as a group (as defined in Section

(iv), below), during any 12-month period of stock of the Corporation or Bank possessing 35 percent or more of the total voting power of the stock of the Corporation or Bank; or (B) The replacement, of a majority of members of the Corporation’s or Bank’s board of directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s or Bank’s board of directors prior to the date of election in accordance with Treasury Regulation § 1.409A-1(g)(5)(iv)(A)(2). Notwithstanding the foregoing, if any one person, or more than one person acting as a group, is considered to effectively control the Corporation or Bank (within the meaning of this subsection (ii)), the acquisition of additional control of the Corporation or Bank by the same person or persons is not considered to cause a Change in Control.

(iii)                               Change in the Ownership of the Corporation’s or Bank’s Assets shall mean the acquisition by any one person, or more than one person acting as a group (as defined in subsection (iv), below), during any 12-month period of assets from the Corporation or Bank that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation or Bank immediately prior to such acquisition or acquisitions.  Notwithstanding the foregoing, there is no change in control event under this section when there is a transfer to an entity that is controlled by the shareholders of the Corporation or Bank immediately after the transfer.

(iv)                              Persons acting as a group. For purposes of this Section 7, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

8.                                      Delivery of Documents upon Termination.  The Employee shall deliver to the Bank or its designee at the termination of the Employee’s employment, or at any time as requested by the Bank, all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, product compositions, and other documents and all copies thereof, made, composed or received by the Employee, solely or jointly with others, that are in the Employee’s possession, custody, or control at termination and that are related in any manner to the past, present, or anticipated business or any member of the Bank.  The Employee will not make, distribute, or retain copies of any such information or property.  To the extent that Employee has electronic files or information in his/her possession or control that belong to the Bank or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the termination, or at any other time the Bank requests, Employee shall (a) provide the Bank with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Bank); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Bank-owned computers, mobile devices, electronic media, cloud storage, or other media, devices, or equipment, such that such files and information are permanently deleted and irretrievable; and (c) if requested by Bank, provide a written certification to the Bank that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

9.                                      Restrictions on Conduct.

(a)                                 General.  Employee and the Bank understand and agree that the purpose of the provisions of this Section 9 is to protect the legitimate business interests of the Bank, as more fully described below, and is not intended to eliminate Employee’s post-employment competition with the Bank per se, nor is it intended to impair or infringe upon Employee’s right to work, earn a living, or acquire and possess property from the fruits of his labor.  Employee hereby acknowledges that Employee has received good and valuable consideration for the post-employment restrictions set forth in this Section 9 in the form of his employment and the compensation and benefits provided for herein.  Employee hereby further acknowledges that the post-employment restrictions set forth in this Section 9 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement.

In addition, the parties acknowledge: (A) that Employee’s services under this Agreement require special expertise and talent in the provision of Competitive Services (as defined herein) and that Employee will have substantial contacts with customers, suppliers, advertisers, vendors and employees of the Bank; (B) that pursuant to this Agreement, Employee will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets (as defined herein) and that the Bank is placing him in such position and giving him access to such information; (C) that due to his management duties, Employee will be the repository of a substantial portion of the goodwill of the Bank and would have an unfair advantage in competing with the Bank for business from its customers; (D) that due to Employee’s special experience and talent, the loss of Employee’s services to the Bank under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law and (E) that Employee is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.

Therefore, subject to the limitations of reasonableness imposed by law, Employee shall be subject to the restrictions set forth in this Section 9.

(b)                                 Definitions.

“Competitive Services”  means the provision of services on behalf of any person or entity principally engaged in the community banking or commercial banking business, including, without limitation, originating, underwriting, closing and selling loans, receiving deposits, providing fiduciary services, and otherwise engaging in the business of banking.

“Confidential Information” means all information regarding the Bank, its activities, business or clients that is the subject of reasonable efforts by the Bank to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Bank, but that does not rise to the level of a Trade Secret.  “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Bank; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Bank.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom the Bank sold its products or services during the Employment Period.

“Protected Employees” means employees of the Bank who were employed by the Bank at any time during the Employment Period.

“Restricted Period” means the Employment Period and a period extending one (1) year from the termination of Employee’s employment with the Bank for any reason whatsoever.

“Restricted Territory” means any county in the State of Texas in which the Bank or any of its subsidiaries maintains an office as of the date of termination of Employee’s employment with the Bank, and any other area or location where the Employee has provided services to the Bank during the Employment Period.

“Restrictive Covenants” means the restrictive covenants contained in Section 9(c) hereof.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information:  (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under applicable common law or statutory law.

(c)                                  Restrictive Covenants.

(i)                                     Restriction on Disclosure and Use of Confidential Information and Trade Secrets.  Employee understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Bank and may not be converted to Employee’s own use.  Accordingly, Employee hereby agrees that Employee shall not, directly or indirectly, at any time during the Restricted Period, reveal, divulge, or disclose to any Person not expressly authorized by the Bank any Confidential Information, and Employee shall not, directly or indirectly, at any time during the Restricted Period, use or make use of any Confidential Information in connection with any business activity other than that of the Bank.  Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Employee shall not directly or indirectly transmit or disclose any Trade Secret of the Bank to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Bank.  The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Bank’s rights or Employee’s obligations under any applicable state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Employee shall provide the Bank with prompt notice of such requirement so that the Bank may seek an appropriate protective order prior to any such required disclosure by Employee.

(ii)                                  Nonsolicitation of Protected Employees.  Employee understands and agrees that the relationship between the Bank and each of its Protected Employees constitutes a valuable asset of the Bank and may not be converted to Employee’s own use.  Accordingly, Employee hereby agrees that during the Restricted Period, Employee shall not directly or indirectly, on Employee’s own behalf or as a Principal or Representative of any Person, solicit or induce any Protected Employee to terminate his or her employment relationship with the Bank or to enter into employment with any other Person.

(iii)                               Restriction on Relationships with Protected Customers.  Employee understands and agrees that the relationship between the Bank and each of its Protected Customers constitutes a valuable asset of the Bank and may not be converted to Employee’s own use.  Accordingly, Employee hereby agrees that, during the Restricted Period, Employee shall not, without the prior written consent of the Bank, directly or indirectly, on Employee’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Employee had Material Contact on the Bank’s behalf during the Employment Period.  For purposes of this Agreement, Employee had “Material Contact” with a Protected Customer if (a) he had business dealings with the Protected Customer on the Bank’s behalf; (b) he was responsible for supervising or coordinating the dealings between the Bank and the Protected Customer; or (c) he obtained Trade Secrets and/or Confidential Information about the customer as a result of his association with the Bank.

(d)                                 Enforcement of Restrictive Covenants.

(i)                                     Rights and Remedies Upon Breach.  In the event Employee breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Bank shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Bank at law or in equity:

(A)                               the right and remedy to enjoin, preliminarily and permanently and without the necessity of posting bond, Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Bank and that money damages would not provide an adequate remedy to the Bank;

(B)                               the right and remedy to require Employee to account for and pay over to the Bank all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as the result of any transactions constituting a breach of the Restrictive Covenants; and

(C)                               the right and remedy to require Employee to pay the reasonable attorneys’ fees incurred by Bank in enforcing the Restrictive Covenants.

(ii)                                  Severability of Covenants.  Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects.  The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants.  Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.

(iii)                               Reformation.  The parties hereunder agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law.  If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Bank and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of applicable law.

10.                               Publicity and Advertising.  The Employee agrees that the Bank may use the Employee’s name, picture, or likeness for any advertising, publicity, or other business purpose at any time, during the term of the Agreement by the Bank and may continue to use materials generated during the term of the Agreement for a period of 6 months thereafter.  The Employee shall receive no additional consideration if the Employee’s name, picture or likeness is so used.  The Employee further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of the Employee’s name, picture or likeness by the Bank shall be and are the sole property of the Bank.

11.                               Dispute Resolution.  Subject to the Bank’s right to seek injunctive relief in court as provided in Section 9 of this Agreement, any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement, including a claim for indemnification under Section 12, shall be resolved either as provided by applicable law, or, at the option of either party, by impartial binding arbitration.  In the event that either the Bank or the Employee demands arbitration, the Employee and the Bank agree that such arbitration shall be the exclusive, final and binding forum for the ultimate resolution of such claims, subject to any rights of appeal that either party may have under the Federal Arbitration Act and/or under applicable state law dealing with the review of arbitration decisions.

(a)                                 Arbitration.  Arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $1,000,000, then the arbitration shall be heard and determined by three (3) arbitrators.  If three (3) arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within thirty (30) days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within thirty (30) days following the appointment of the last party-appointed arbitrator.  If any party fails or refuses to appoint an arbitrator, the arbitration shall proceed with one (1) arbitrator.

(b)                                 Demand for Arbitration.  In the event that the Employee or the Bank initially elects to file suit in any court, the other party will have 60 days from the date that it is formally served with a summons and a copy of the suit to notify the party filing the suit of the non-filing party’s demand for arbitration.  In that case, the suit must be dismissed by consent of the parties or by the court on motion, and arbitration commenced with the arbitrators.  In situations where suit has not been filed, either the Employee or the Bank may initiate arbitration by serving a written demand for arbitration upon the other party.  Such a demand must be served within twelve months of the events giving rise to the dispute.  Any claim that is not timely made will be deemed waived.

(c)                                  Proceedings.  Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(i)                                     The arbitration proceedings shall be held in Tyler, TX;

(ii)                                  The arbitrators shall be and remain at all times wholly independent and impartial;

(iii)                               The arbitration proceedings shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association, as amended from time to time;

(iv)                              Any procedural issues not determined under the arbitral rules selected pursuant to item (iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;

(v)                                 The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrators;

(vi)                              The arbitrators may grant any remedy or relief that would have been available to the parties had the matter been heard in court;

(vii)                           The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall to the maximum extent permitted by law, be charged against the party resisting such enforcement;

(viii)                        The award shall include interest from the date of any breach or violation of this Agreement, as determined by the arbitral award, and from the date of the award until paid in full, at 6% per annum; and

(ix)                              Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

(d)                                 Acknowledgement of Parties.  The Bank and Employee understand and acknowledge that this Agreement means that neither can pursue an action against the other in a court of law regarding any employment dispute, except for claims involving workers’ compensation benefits or unemployment benefits, and except as set forth elsewhere in this Agreement, in the event that either party notifies the other of its demand for arbitration under this Agreement.  The Bank and Employee understand and agree that this Section 11, concerning arbitration, shall not include any controversies or claims related to any agreements or provisions (including provisions in this Agreement) respecting confidentiality, proprietary information, non-competition, non-solicitation, trade secrets, or breaches of fiduciary obligations by the Employee, which shall not be subject to arbitration.

(e)                                  Consultation.  Employee has been advised of the Employee’s right to consult with an attorney prior to entering into this Agreement.

12.                               Indemnification.  Bank shall indemnify and hold Employee harmless against any legal judgments or awards rendered against Bank or Employee in his capacity as an officer, director or employee of Bank.  Bank likewise shall pay for all reasonable legal fees and expenses incurred by Employee in connection with any legal action brought against the Bank or Employee in his capacity as an officer, director or employee of Bank.  Provided, however, that indemnification shall not be provided for willful or intentional acts committed by Employee in violation of the law.

13.                         Code Section 409A.

(a)                                 General.  This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed.  Neither the Bank nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.

(b)                                 Definitional Restrictions.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a Change in Control or Executive’s Disability or termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case may be, meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not affect the dollar amount or prohibit the vesting of any Non-Exempt Deferred Compensation upon a Change in Control, Disability or termination of employment, however defined.  If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, or the application of a different form of payment, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

(c)                                  Six-Month Delay in Certain Circumstances.  Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Bank under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Executive’s separation from service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(d)                                 Timing of Release of Claims.  Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited.  If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year.  In other words, Executive is not permitted to influence the calendar year of payment based on the timing of his signing of the release.

(f)                                   Timing of Reimbursements and In-kind Benefits.  If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than

December 31 of the year after the year in which the expense was incurred.  Executive’s rights to payment or reimbursement of expenses under this Agreement shall not be subject to liquidation or exchange for another benefit.

14.                               Miscellaneous Provisions.

(a)                                 Successors of the Bank.  The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.  Failure of the Bank to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to compensation from the Bank in the same amount and on the same terms as the Employee would be entitled hereunder if the Employee terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Bank” as hereinbefore defined shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)                                 Employee’s Heirs, etc.  The Employee may not assign the Employee’s rights or delegate the Employee’s duties or obligations hereunder without the written consent of the Bank.  This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Employee should die while any amounts would still be payable to the Employee hereunder as if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Employee’s designee or, if there be no such designee, to the Employee’s estate.

(c)                                  Notices.  Any notice or communication required or permitted under the terms of this Agreement shall be in writing and shall be delivered personally, or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, postage prepaid, or sent by facsimile transmission to the Bank at the Bank’s principal office and facsimile number in Tyler, TX or to the Employee at the address and facsimile number, if any, appearing on the books and records of the Bank.  Such notice or communication shall be deemed given (a) when delivered if personally delivered; (b) five mailing days after having been placed in the mail, if delivered by registered or certified mail; (c) the business day after having been placed with a nationally recognized overnight carrier, if delivered by nationally recognized overnight carrier, and (d) the business day after transmittal when transmitted with electronic confirmation of receipt, if transmitted by facsimile.  Any party may change the address or facsimile number to which notices or communications are to be sent to it by giving notice of such change in the manner herein provided for giving notice.  Until changed by notice, the following shall be the address and facsimile number to which notices shall be sent:

If to the Bank, to:	Southside Bank
1201 South Beckham
Tyler, Texas 75701

	FAX:	903-592-3692
	TELE:	903-531-7111

If to the Employee, to:		T.L. Arnold
600 E. Bluff
Fort Worth, TX 76102

(d)                                 Amendment or Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and such officer as may be specifically designated by the Board (which shall not include the Employee).  No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

(e)                                  Invalid Provisions.  Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

(f)                                   Unreasonable Compensation.  If any portion of the Compensation and Benefits provided by this Agreement should be deemed to be unreasonable or disproportionate to the services the Employee provides (under 12 C.F.R. 364 or other applicable law), the Bank shall reduce such Compensation and Benefits to the maximum amount that would be reasonable or proportionate.

(g)                                  Survival of the Employee’s Obligations.  The Employee’s obligations under this Agreement shall survive regardless of whether the Employee’s employment by the Bank is terminated, voluntarily or involuntarily, by the Bank or the Employee, with or without Cause.  Employee acknowledges that new, independent and valuable benefits have been received by Employee by virtue of this Agreement and such constitutes consideration for Employee’s agreements herein.

(h)                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(i)                                     Governing Law.  This Agreement and any action or proceeding related to it shall be governed by and construed under the laws of the State of Texas without giving effect to its conflicts of law principles.

(j)                                    Captions and Gender.  The use of Captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein.  Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

(k)                                 Effect on Prior Agreements.  This Agreement, and any attachments, represent the entire understanding between the parties hereto and supersedes in all respects the Change in Control Agreement (including, without limitation, any rights to severance or any change in control payments under the Change in Control Agreement) and any other prior agreements or understandings between the OmniAmerican or the Bank and the Employee regarding the Employee’s employment.  By signing this Agreement, the Employee affirmatively acknowledges and agrees that he shall have no right to terminate his employment for “Good Reason,” as defined in this Agreement or the Change in Control Agreement as a result of the Merger.

(l)                                     Independent Consideration.  Employee acknowledges that this Agreement is fully supported by new and independent consideration to Employee and fully meets the requirements of Texas laws as they relate to Employment Agreements that contain non-compensation agreements.  Employee agrees to all of the terms of this Agreement as part of receiving the new and independent consideration extended to Employee under this Agreement.

IN WITNESS WHEREOF, the Employee and a duly authorized Bank officer have signed this Agreement.

THE EMPLOYEE:	THE COMPANY:

Southside Bank

/s/ TL Arnold	By:	/s/ Sam Dawson
T.L. ARNOLD	Title:	President

THE CORPORATION:

Southside Bancshares, Inc.

	By:	/s/Lee R. Gibson
	Title:	SEVP and CFO

EXHIBIT A

Form of Release

This Release is granted effective as of the          day of           , 20    , by                            (“Employee”) in favor of Southside Bank (the “Bank”).  This is the Release referred to that certain Employment Agreement effective as of                   , 20     by and between the Bank and Employee (the “Employment Agreement”).  Employee gives this Release in consideration of the Bank’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

1.                                      Release of the Bank.  Employee, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Bank and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Employee ever had or now has against the Released Parties, including, without limitation, any claims arising by reason of or in any way connected with any employment relationship which existed between the Bank or any of its parents, subsidiaries, affiliates, or predecessors, and Employee.  It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Employee has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for emotional distress; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and claims under any other applicable federal, state or local laws or legal concepts; provided, however, that nothing herein shall release the Bank of any indemnification obligations to Employee under the Bank’s bylaws, certificate of incorporation, Texas law or otherwise.

2.                                      Release of Claims Under Age Discrimination in Employment Act.  Without limiting the generality of the foregoing, Employee agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.  Employee acknowledges and agrees that he has been, and hereby is, advised by the Bank to consult with an attorney prior to executing this Release.  Employee further acknowledges and agrees that the Bank has offered Employee the opportunity, before executing this Release, to consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled.  It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Employee may revoke this Release within seven (7) calendar days from the date of execution hereof.

3.                                                Non-Admission.  It is understood and agreed by Employee that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Bank or any of the other Releasees, by whom liability is expressly denied.

4.                                       Acknowledgement and Revocation Period.  Employee agrees that he has carefully read this Release and is signing it voluntarily.  Employee acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Employee is signing this Release prior to the expiration of such 21-day period, Employee is waiving his right to review the Release for such full 21-day period prior to signing it.  Employee has the right to revoke this release within seven (7) days following the date of its execution by him.  In order to revoke this Release, Employee must deliver notice of the revocation in writing to Bank’s General Counsel before the expiration of the seven (7) day period.  However, if Employee revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Bank any such payment received prior to that date.

5.                                       No Revocation After Seven Days.  Employee acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven (7) day revocation period and that he/she will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release.  Employee further acknowledges and agrees that, with the exception of an action to challenge the waiver of claims under the ADEA, Employee shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Bank or any other Releasee based upon a claim that is covered by the terms of the release contained herein, without first repaying all monies paid to him/her under Section 8 of the Employment Agreement.  Furthermore, with the exception of an action to challenge his waiver of claims under the ADEA, if Employee does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Bank or any other Releasee based upon a claim that is covered by the release set forth herein, Employee shall pay to the Bank and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Employee’s action.

6.                                       Governing Law and Severability.  This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Texas.  If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.  EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.